EXHIBIT 99

SELLERS & ASSOCIATES LOGO

3785 Harrison Blvd., Suite 101 - Ogden, Utah 84403
(801) 621-8128 /bullet/ FAX (801) 627-1639


Securities and Exchange Commission
340 Fifth Street, N.W.
Washington, D.C. 20549

February 4, 1999

Commissioners:

This is to confirm that the client-auditor relationship between Stansbury Holdings Corporation (Stansbury) and Sellers and Associates has ceased.

We have no disagreements with Stansbury regarding accounting policies or practices, nor with their internal controls, nor with any representations made to us by Stansbury. The choice to change auditors was Stansbury's based on business reasons and convenience of the new auditors to Stansbury's Chief Administrative Officer.

We will continue providing Stansbury management with advisory and tax services.

Sincerely,

/s/ Richard E. Sellers, CPA
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Richard E. Sellers, CPA
Sellers and Associates